Exhibit 99.3
Name: ____________________________________________________________________________
Address: ___________________________________________________________________________
___________________________________________________________________________

Isabella Bank Corporation
Stockholder Dividend Reinvestment and Employee Stock Purchase Plan
Instructions

Please check only one of the boxes (No. 1 or No. 2). If you do not check any box, Full Dividend Reinvestment will be assumed.

•
If you wish to reinvest cash dividends on all of the shares now registered in your name but not on any additional shares that may be registered in your name in the future, write the total number of shares registered in your name in the space provided.

•
If you wish to reinvest cash dividends on less than all of the shares now registered in your name and continue to receive a cash dividend on the remaining shares, write the number of shares on which you wish dividends reinvested in the space provided.

1.	If you check Box 2, and

2.	Under each of the options, regardless of the one you select, dividends received on shares accumulated and held under the Plan will be reinvested.

3.
Be sure to date and sign this sheet and return it to Isabella Bank Corporation., 200 East Broadway, Mt. Pleasant, MI 48858. Attention: Plan Administrator of the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.

Stock Purchase Plan Authorization
I hereby appoint the Plan Administrator of the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan as my agent under the terms and conditions of the Stockholder Dividend Reinvestment and Employee Stock Purchase Plan as described in the Prospectus of the Plan to receive and apply to the purchase of shares without charge as provided in the Plan the following:

☐	1. Full Dividend Reinvestment - any dividends that may become payable to me on all Isabella Bank Corporation Common Stock now or hereafter registered to me.

☐	2. Partial Dividend Reinvestment - any dividends that may become payable to me on the following shares of my Isabella Bank Corporation Common Stock. __________ Shares.
I understand that I may change or revoke this authorization any time by notifying the Plan Administrator, in writing, of my desire to change or withdraw my participation.

Date: _______________________________________________

Stockholder: _____________________________________________________________

Stockholder: _____________________________________________________________